Exhibit 99.2

REDACTED

Certain identified information, indicated by [*****], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

BAUSCH HEALTH COMPANIES INC.

AND

BAUSCH + LOMB CORPORATION

Dated as of March 30, 2022

-i-

7.2	Effect of Termination	20
7.3	Force Majeure	20

ARTICLE VIII DISPUTE RESOLUTION		21

8.1	Dispute Resolution	21

ARTICLE IX GENERAL PROVISIONS		22
9.1	No Agency	22
9.2	Treatment of Confidential Information	22
9.3	Further Assurances	23
9.4	Notices	23
9.5	Severability	24
9.6	Entire Agreement	24
9.7	No Third-Party Beneficiaries	24
9.8	Governing Law	24
9.9	Amendment	25
9.10	Precedence of Schedules	25
9.11	Rules of Construction	25
9.12	Counterparts	25
9.13	Assignability; Change of Control	26
9.14	Non-Recourse	26
9.15	Mutual Drafting	26
9.16	Ancillary Agreements	26

SCHEDULE A Parent Services	A-1
SCHEDULE B SpinCo Services	B-1
EXHIBIT I Service Charge Escalation Rates	I-1

-ii-

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of March 30, 2022 (this “Agreement”), is by and between Bausch Health Companies Inc., a corporation continued under the laws of the Province of British Columbia, Canada (“Parent”), and Bausch + Lomb Corporation, a company incorporated under the laws of Canada (“SpinCo”). Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Master Separation Agreement, dated as of the date hereof, by and between Parent and SpinCo (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

R E C I T A L S

WHEREAS, SpinCo is presently a wholly-owned subsidiary of Parent;

WHEREAS, pursuant to the Separation Agreement, Parent will offer and sell to the public Initial Common Shares in an initial public offering (the “IPO”), immediately following which offering and sale Parent will own 80.1% or more of the outstanding Initial Common Shares;

WHEREAS, Parent currently intends to, after the IPO, effect the Distribution;

WHEREAS, prior to the IPO, Parent has heretofore provided certain services to SpinCo, and SpinCo has provided certain services to Parent;

WHEREAS, SpinCo has requested from Parent, and Parent has requested from SpinCo, that certain such services continue for a limited period of time pursuant to this Agreement;

WHEREAS, in order to facilitate and provide for an orderly transition under the Separation Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide to the other the Services for a transitional period; and

WHEREAS, the Separation Agreement requires execution and delivery of this Agreement by Parent and SpinCo at or prior to the Separation Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, Parent and SpinCo, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Accessing Party” shall have the meaning set forth in Section 3.1(a).

“Ad Hoc Cost” shall mean, for a given employee(s), the cost calculated by multiplying the Fully Burdened Cost of such employee(s) who provided the services in question, by a fraction, the numerator of which shall be the number of hours spent performing the applicable services, and the denominator of which shall be the number of work hours in a calendar year as is customary in the country of the person performing the services.

“Additional Services” shall have the meaning set forth in Section 2.4(a).

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Separation Time, solely for purposes of the Separation Agreement, this Agreement and the other Ancillary Agreements, (a) no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Application Maintenance and Support” shall mean that the Service Provider shall provide application maintenance and support services for the specified applications. The scope of these services includes level 2 and level 3 support, preventive maintenance, adaptive maintenance, problem management, batch operations, application monitoring, change and release deployment, service management and testing.

“Confidential Information” shall have the meaning set forth in Section 9.2(a).

“Controller” shall mean an entity which, alone or jointly with others, determines the purposes and means of the Processing of Personal Data.

“Data Protection Laws” shall have the meaning set forth in Section 3.3(a).

“Dispute” shall have the meaning set forth in Section 8.1(a).

“DPA” shall have the meaning set forth in Section 3.3(d).

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics or diseases (including COVID-19) or other health crises or public health events, or any worsening of any of the foregoing, quarantine or government health alert that prohibits or restricts travel or prevents any individual from reporting to a work location, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts or, in the case of computer systems, any failure in electrical or air conditioning equipment.

“FTE” shall mean full time equivalent.

“Fully Burdened Cost” shall mean, when it comes to a given employee, the full annual cost to the employer of employing such employee, including, without limitation, base salary, cash bonus, equity compensation, the cost of benefits, allowances, payroll taxes, social security contributions and such other costs directly related to the employ of the employee in question.

“Granting Party” shall have the meaning set forth in Section 3.1(a).

“Indemnified Party” shall have the meaning set forth in Section 2.10(b).

“Interest Payment” shall have the meaning set forth in Section 4.1(d).

“IPO” shall have the meaning set forth in the Recitals.

“IT – Migration Support (Data Transfer)” shall mean that the Service Provider shall provide data migration (in native format) and transition assistance for the specified applications. The scope includes data extraction, data formatting, data validation and data transfer

“Local Agreement” shall have the meaning set forth in Section 2.10(a).

“Logistics Oversight” shall mean the supervision of the relevant logistic operations, including oversight of warehousing activities, both owned/leased facilities and 3PL/4PL facilities, oversight of transportation management, oversight of planning activities (demand and supply planning plus inventory management), oversight of VAL (value added logistics) and freight and DC management.

“New Services” shall have the meaning set forth in Section 2.5(a).

“Non-Income Taxes” shall have the meaning set forth in Section 4.2.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Business” shall mean the businesses and operations of the Parent Group other than the SpinCo Business.

“Parent Local Services Manager” shall have the meaning set forth in Section 2.7(a).

“Parent Services” shall have the meaning set forth in Section 2.1.

“Parent Services Manager” shall have the meaning set forth in Section 2.7(a).

“Parties” shall mean the parties to this Agreement.

“Personal Data” shall mean any information relating to an identified or identifiable natural person who can be identified, directly or indirectly, in particular by reference to an identifier of that natural person.

“Processing” and “Process” shall mean any operation or set of operations performed on Personal Data or sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Provider” shall mean the Party or its Subsidiary or Affiliate providing a Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 6.4.

“Provider System” shall have the meaning set forth in Section 2.11(c).

“Recipient” shall mean the Party or its Subsidiary or Affiliate to whom a Service under this Agreement is being provided.

“Recipient Data” shall have the meaning set forth in Section 3.3(a).

“Recipient Indemnified Party” shall have the meaning set forth in Section 6.5.

“Recipient System” shall have the meaning set forth in Section 2.11(b).

“Reimbursement Charge(s)” shall have the meaning set forth in Section 4.1(c).

“Schedule(s)” shall have the meaning set forth in Section 2.2.

“Security Regulations” shall have the meaning set forth in Section 3.1(a).

“Separation Agreement” shall have the meaning set forth in the Preamble.

“Service Baseline Period” shall have the meaning set forth in Section 2.4(a).

“Service Charge(s)” shall have the meaning set forth in Section 4.1(a).

“Service Extension” shall have the meaning set forth in Section 7.1(c).

“Service Increases” shall have the meaning set forth in Section 2.4(b).

“Services” shall have the meaning set forth in Section 2.1.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Change of Control” shall mean the first of the following events, if any, to occur: (a) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) acquires, directly or indirectly, voting securities representing more than fifty percent (50%) of the total voting power of SpinCo; (b) a merger, amalgamation, consolidation, recapitalization, reorganization or similar transaction involving SpinCo, unless securities representing more than fifty percent (50%) of the total voting power of the legal successor to SpinCo as a result of such merger, amalgamation, consolidation, recapitalization, reorganization or similar transaction are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned SpinCo’s outstanding voting securities immediately prior to such transaction; or (c) the sale of all or substantially all of the consolidated assets of the SpinCo Group. For the avoidance of doubt, no transaction contemplated by the Separation Agreement shall be considered a SpinCo Change of Control.

“SpinCo Local Services Manager” shall have the meaning set forth in Section 2.7(b).

“SpinCo Services” shall have the meaning set forth in Section 2.1.

“SpinCo Services Manager” shall have the meaning set forth in Section 2.7(b).

“Sub-Processor” shall mean any Person (including any third party and any Affiliate of Provider, but excluding an employee of Provider) appointed by or on behalf of Provider or any of its Affiliates to Process Personal Data on behalf of Recipient in connection with this Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Systems” shall mean the Provider Systems and the Recipient Systems, as the context requires.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Third-Party Provider” shall have the meaning set forth in Section 2.9.

ARTICLE II

SERVICES, DURATION AND SERVICES MANAGERS

2.1 Services. Subject to the terms and conditions of this Agreement, (a) Parent shall provide or cause to be provided to the SpinCo Group the services listed on Schedule A to this Agreement (the “Parent Services”), and (b) SpinCo shall provide or cause to be provided to the Parent Group the services listed on Schedule B to this Agreement (the “SpinCo Services” and, collectively with the Parent Services, any Additional Services, any Service Increases and any New Services, the “Services”). All of the Services shall be for the sole use and benefit of the respective Recipient and its respective Party.

2.2 Duration of Services. Subject to the terms of this Agreement, each of Parent and SpinCo shall provide or cause to be provided to the respective Recipients each Service until the earlier to occur of, with respect to each such Service, (a) the expiration of the term for such Service (or, subject to the terms of Section 7.1(c), the expiration of any Service Extension) as set forth on Schedule A or Schedule B (each a “Schedule,” and, collectively, the “Schedules”) or (b) the date on which such Service is terminated under Section 7.1(b); provided, that to the extent that a Provider’s ability to provide a Service is dependent on the continuation of either a Parent Service or SpinCo Service (and such dependence has been made known to the other Party), as the case may be, and the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of such supporting Parent Service or SpinCo Service, as the case may be, then the Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Parent Service or supporting SpinCo Service, as the case may be.

2.3 Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to avoid a disruption in the transition of the Services from Provider to Recipient, including to assist with exiting a Service or portion thereof in accordance with and subject to the terms of this Agreement, it being understood that any incremental costs and expenses incurred by Provider in compliance with any request of Recipient pursuant to this Section 2.3 will be paid by the Recipient. Recipient agrees to use commercially reasonable efforts to reduce or eliminate its and its Subsidiaries’ dependency on each Service to the extent and as soon as is reasonably practicable.

2.4 Additional Unspecified Services.

(a) After the date of this Agreement, if Parent or SpinCo (i) identifies a service that (x) the Parent Group provided to the SpinCo Group prior to the Separation Time that SpinCo reasonably needs in order for the SpinCo Business to continue to operate in substantially the same manner in which the SpinCo Business operated during the twelve (12)-month period prior to the Separation Time (the “Service Baseline Period”), and such service was not included on Schedule A (other than because the Parties expressly agreed that such service shall not be provided), or (y) the SpinCo Group provided to the Parent Group prior to the Separation Time that Parent reasonably needs in order for the Parent Business to continue to operate in substantially the same manner in which the Parent Business operated prior to the Separation Time, and such service was not included on Schedule B (other than because the Parties expressly agreed that such service shall not be provided) and (ii) provides written notice to the other Party prior to the date that is three (3) months following the Separation Date requesting such additional services, then such other Party shall use its commercially reasonable efforts to provide such requested additional services (such requested additional services, the “Additional Services”); provided, however, that no Party shall be obligated to provide any Additional Service if it does not, in its reasonable judgment, have adequate resources to provide such Additional Service or if the provision of such Additional Service would significantly disrupt the operation of its businesses; and provided, further, that a Provider shall not be required to provide any Additional Services if the Parties, despite using good faith efforts, are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor). In connection with any request for Additional Services in accordance with this Section 2.4(a), the Parent Services Manager and the SpinCo Services Manager shall in good faith negotiate the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the Service Charge and the nature, scope, service period(s), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case, subject to the terms and conditions of this Agreement.

(b) After the date of this Agreement, if (i) a Recipient requests a Provider to increase, relative to historical levels prior to the Separation Time, the volume, amount, level or frequency, as applicable, of any Service provided by such Provider of such Service and (ii) such increase is reasonably determined by such Recipient as necessary for such Recipient to operate its businesses (such increases, the “Service Increases”), then the Parties shall cooperate and negotiate in good faith to determine whether the Provider will be required to provide such requested Service Increase; provided, however, that no Party shall be obligated to provide any Service Increase, including because, after good-faith negotiations between the Parties, the Parties fail to reach an agreement with respect to the terms thereof (including with respect to Service Charges therefor). If the Parties determine that the Provider shall provide such requested Service Increase in accordance with this Section 2.4(b), the Parent Services Manager and the SpinCo Services Manager shall in good faith negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service. Each amended Schedule, as agreed in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the Service Increases set forth therein shall be deemed a part of the “Services” provided under this Agreement, in each case, subject to the terms and conditions of this Agreement.

2.5 New Services.

(a) From time to time during the term of this Agreement, either Party may request the other Party to provide additional or different services which such other Party is not expressly obligated to provide under this Agreement (excluding, for the avoidance of doubt, any Additional Services or Service Increases, the “New Services”). The Party receiving such request shall consider such request in good faith; provided, however, that no Party shall be obligated to provide any New Services, including because, after good-faith negotiations between the Parties pursuant to Section 2.5(b), the Parties fail to reach an agreement with respect to the terms (including the Service Charges) applicable to the provision of such New Services.

(b) In connection with any request for New Services in accordance with Section 2.5, the Parent Services Manager and the SpinCo Services Manager shall in good faith (i) negotiate the applicable Service Charge and the terms of a supplement to the applicable Schedule, which supplement shall describe in reasonable detail the Service Charge and the nature, scope, service period(s), termination provisions and other terms applicable to such New Services and (ii) determine any costs and expenses, including any start-up costs and expenses, that would be incurred by the Provider in connection with the provision of such New Services, which costs and expenses shall be borne solely by the Recipient. Each supplement to the applicable Schedule, as agreed in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the New Services set forth therein shall be deemed “Services” provided under this Agreement, in each case, subject to the terms and conditions of this Agreement.

2.6 Transition Services Managers.

(a) Parent shall appoint and designate a sufficiently senior individual who is employed, as of the date of such appointment and designation, by Parent to act as its initial services manager (the “Parent Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Parent Services and have authority to act on Parent’s behalf with respect to matters relating to the provision of Services under this Agreement. The Parent Services Manager will work with the personnel of the Parent Group to periodically address issues and matters raised by SpinCo relating to the provision of Services under this Agreement. Notwithstanding the requirements of Section 9.4, all communications from SpinCo to Parent pursuant to this Agreement regarding routine matters involving a Service shall be made first through the individual specified as the local services manager (the “Parent Local Services Manager”) with respect to such Service on Schedule A or such other individual as may be specified by the Parent Services Manager in writing and delivered to SpinCo by email or facsimile transmission with receipt confirmed; provided that, if the Parent Local Services Manager is not available, communication shall thereafter be made through the Parent Services Manager. Parent shall notify SpinCo of the appointment of a different Parent Services Manager or Parent Local Services Manager(s), if necessary, in accordance with Section 9.4.

(b) SpinCo shall appoint and designate a sufficiently senior individual who is employed, as of the date of such appointment and designation, by SpinCo to act as its initial services manager (the “SpinCo Services Manager”), who will be directly responsible for coordinating and managing the delivery of the SpinCo Services and have authority to act on SpinCo’s behalf with respect to matters relating to this Agreement. The SpinCo Services Manager will work with the personnel of the SpinCo Group to periodically address issues and matters raised by Parent relating to this Agreement. Notwithstanding the requirements of Section 9.4, all communications from Parent to SpinCo pursuant to this Agreement regarding routine matters involving a Service shall be made through the individual specified as the local services manager (the “SpinCo Local Services Manager”) with respect to such Service on Schedule B or as specified by the SpinCo Services Manager in writing and delivered to Parent by email or facsimile transmission with receipt confirmed; provided that if the SpinCo Local Services Manager is not available, communication shall thereafter be made through the SpinCo Services Manager. SpinCo shall notify Parent of the appointment of a different SpinCo Services Manager or SpinCo Local Services Manager(s), if necessary, in accordance with Section 9.4.

2.7 Personnel.

(a) The Provider of any Service will make available to the Recipient of such Service such appropriately qualified personnel as may be necessary to provide such Service, on the understanding that such personnel shall remain employed and/or engaged by the Provider. The Provider will have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service and (ii) remove and replace such personnel at any time; provided, however, that any such removal or replacement shall not be the basis for any increase in any Service Charge or Reimbursement Charge payable hereunder or relieve the Provider of its obligation to provide any Service hereunder; and provided, further, that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.

(b) In the event that the provision of any Service by the applicable Provider requires the cooperation and services of the personnel of the Recipient, the applicable Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of so supporting the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service, on the understanding that such personnel shall remain employed and/or engaged by the Recipient. The Recipient will have the right, in its reasonable discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service and (ii) remove and replace such personnel at any time; provided, however, that any directly resulting increase in costs to the Provider shall be borne by the Recipient and any directly resulting adverse effect to the provision of such Service by the Provider shall not be deemed a breach of this Agreement; and provided, further, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel.

(c) No Provider shall be liable under this Agreement for any Liabilities incurred by the Recipient Indemnified Parties that are primarily attributable to, or that are primarily a consequence of, any actions or inactions of the personnel of the Recipient, except for any such actions or inactions undertaken pursuant to the direction of the Provider.

(d) Nothing in this Agreement shall grant any Provider, or its employees or agents that are performing the Services, the right directly or indirectly to control or direct the operations of the applicable Recipient or any member of its Group. Such employees and agents shall not be required to report to the management of the applicable Recipient, nor be deemed to be under the management or direction of such Recipient. Each Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services, Service Increases or New Services) or otherwise expressly set forth in the Separation Agreement, another Ancillary Agreement or any other applicable agreement, no Provider or any member of its Group shall be obligated to provide, or cause to be provided, any service or goods to such Recipient or any member of its Group.

2.8 Third-Party Providers. The Parties acknowledge that each Provider may provide the applicable Services directly (including through a Subsidiary or an Affiliate), or through one or more third parties engaged by Service Provider to provide the applicable Services in accordance with the terms of this Section 2.8 (each such third party, a “Third-Party Provider”). Each Provider shall make, in its sole discretion, any decisions as to whether it will provide applicable Services directly or through a Third-Party Provider; provided that, each Provider shall use at least the same degree of care in selecting any such Third-Party Provider (or replacement thereof) as it would if such Third-Party Provider was being retained to provide similar services to such Provider. If any Provider determines to use one or more Third-Party Providers, such Provider shall remain liable for its obligations hereunder and for any breach by such Third-Party Provider(s) of the terms of this Agreement as if such Provider had committed such breach.

2.9 Local Agreements.

(a) Parent and SpinCo each recognize and agree that there may be a need to document the Services provided hereunder in various countries from time to time or to otherwise modify the scope or nature of such Services to the extent necessary to comply with applicable Law. If such an agreement is required by applicable Law, or if a Provider deems it to be necessary or desirable in order for such Provider to provide the Services in a particular country, Parent and SpinCo shall cause the applicable Providers and Recipients to enter into local implementing agreements in form and content reasonably acceptable to the Parties (each, a “Local Agreement”); provided, however, that the execution or performance of any such Local Agreement shall in no way alter or modify any term or condition, except to the extent expressly specified in such Local Agreement. Except as used in this Section 2.9, any references herein to this Agreement and the Services to be provided hereunder, shall include any Local Agreement any local services to be provided thereunder. Except as expressly set forth in any Local Agreement, in the event of a conflict between the terms contained in a Local Agreement and the terms contained in this Agreement (and the applicable Schedules), the terms in this Agreement shall take precedence. In accordance with Section 9.9, Parent and SpinCo may from time to time agree in writing to amend any terms of this Agreement, and in such cases such amendment will be deemed to amend the terms of all Local Agreements, except to the extent expressly provided to the contrary in the amendment to this Agreement.

(b) Each Party shall ensure that its local Affiliates (i) do not bring any claims or actions arising under or in connection with this Agreement or a Local Agreement against the other Party or its Affiliates and (ii) refer each Dispute and any other issue arising in relation to this Agreement or the relevant Local Agreement to Parent or SpinCo, as applicable, for resolution in accordance with Section 8.1. Each Party shall indemnify and hold harmless the other Party and its Affiliates (the “Indemnified Party”) against any losses of whatever nature incurred by the Indemnified Party arising out of or in connection with any claims or actions brought by the other Party or its Affiliates which are not brought in accordance with this Section 2.9(b). The Parties agree that where any claim is made under this Agreement pursuant to this Section 2.9(b), the Party to this Agreement shall be deemed to have suffered the losses of its Affiliate.

2.10 Intellectual Property.

(a) This Agreement and the performance of the Services hereunder will not affect or result in the transfer of any rights in or to, or the ownership of, any Intellectual Property Rights, Information Technology, Software or other Technology of the Provider or any of its Affiliates. Except as expressly provided for under the terms of the Separation Agreement, the IP Matters Agreement, or any other Ancillary Agreement, Recipient acknowledges that it shall acquire no right, title or interest (except for the express license rights set forth in Section 2.10(b) and Section 2.10(c)) in any Intellectual Property Rights, Information Technology, Software or other Technology which are owned or licensed by Provider by reason of the provision of the Services hereunder. For the avoidance of doubt, nothing in this Agreement shall limit or modify the transfer of the rights in and to, the ownership of, or the licenses with respect to any Intellectual Property Rights, Information Technology, Software or other Technology as set forth in the Separation Agreement, the IP Matters Agreement, or any other Ancillary Agreement.

(b) Subject to Section 2.10(a), solely to the extent that in connection with receiving the benefit of any Service, the Recipient provides the Provider with any Information Technology, Software or other Technology owned or controlled by Recipient or any of its Affiliates that is necessary to enable the Provider to provide such Service (“Recipient System”), the Recipient hereby grants to the Provider a non-exclusive, worldwide, non-transferable, non-sublicensable (except solely to the extent necessary for Provider to provide the Services, to Third-Party Providers), revocable, fully paid-up, royalty-free license under any Intellectual Property Rights of Recipient to use such Recipient System, solely during the term of the applicable Service, and for the sole and limited purpose of providing, and only to the extent reasonably necessary for the provision of, such Service (and to the extent the use of such Recipient Systems is governed by a license or other agreement with a third party, subject to any applicable restrictions or other requirements set forth thereunder).

(c) Subject to Section 2.10(a), solely to the extent that in connection with providing any Service, the Provider provides the Recipient with any Information Technology, Software or other Technology owned or controlled by Provider or any of its Affiliates that is necessary to enable the Recipient to receive the benefit of such Service (“Provider System”), the Provider hereby grants to the Recipient a limited, non-exclusive, non-transferable, non-sublicensable, revocable, fully paid-up, royalty-free license under any Intellectual Property Rights of the Provider to use such Provider System, solely during the term of the applicable Service, for the sole and limited purpose of receiving such Service, and only to the extent necessary for receipt of such Service (and to the extent the use of such Provider Systems is governed by a license or other agreement with a third party, subject to any applicable restrictions or other requirements set forth thereunder).

ARTICLE III

ADDITIONAL ARRANGEMENTS

3.1 System Security.

(a) If a Party or its Affiliates (the “Accessing Party”), as the case may be, is given access to the other Party’s or its Affiliates’ (the “Granting Party”) Systems in connection with the provision or receipt of the Services, the Accessing Party shall comply with all of the Granting Party’s system security policies, procedures and guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) (collectively, “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by the Granting Party or any of its Affiliates. The Accessing Party shall access and use only those Systems of the Granting Party and its Affiliates for which it has been granted the right to access and use.

(b) Each Accessing Party shall ensure that only those of the Accessing Party’s personnel who are specifically authorized to have access to the Systems gain such access and prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying such personnel of the restrictions set forth in this Agreement and the Security Regulations.

(c) If, at any time, an Accessing Party determines that any such personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized personnel has or has had access to the Systems, or that any such personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the Granting Party or any of its Affiliates, the Accessing Party shall immediately terminate any such person’s access to the Systems and immediately notify the Granting Party. In addition, the Granting Party shall have the right to deny personnel of any Accessing Party access to the Systems upon reasonable notice to the Accessing Party in the event that the Granting Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 3.1(c) or otherwise pose a security concern. Each Accessing Party shall cooperate with the relevant Granting Party in investigating any unauthorized access to the Systems.

3.2 Access.

(a) SpinCo shall, and shall cause its Subsidiaries to, allow Parent and its Representatives reasonable access to the facilities of SpinCo necessary for Parent to fulfill its obligations under this Agreement.

(b) Parent shall, and shall cause its Subsidiaries to, allow SpinCo and its Representatives reasonable access to the facilities of Parent necessary for SpinCo to fulfill its obligations under this Agreement.

(c) Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford the other Party, its Subsidiaries and Representatives, following not less than five (5) business days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

(d) Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, Third-Party Providers, contractors, invitees or licensees to access the other Party’s facilities.

3.3 Data Protection. To the extent that the provision of any Service requires the Processing of Personal Data:

(a) Each Provider shall comply with, and shall cause its controlled Affiliates and its and their respective employees, agents and subcontractors to comply with, all applicable Laws relating to the Processing of Personal Data (“Data Protection Laws”) in connection with the performance of the Provider’s and Recipient’s obligations under this Agreement. The Parties acknowledge that the Recipient is the Controller of all Personal Data Processed by the Provider in connection with the performance of the Provider’s and Recipient’s obligations under this Agreement (“Recipient Data”) and agree that the Provider (and any Sub-Processor) may Process Recipient Data in the course of providing the Services.

(b) Each Provider shall promptly notify the Recipient (as Controller) if the Provider receives a request from a data subject under any Data Protection Law in respect of the Processing of Personal Data in connection with the performance of the Provider’s or Recipient’s obligations under this Agreement; and ensure that the Provider does not respond to that request except on the instructions of the Recipient or as required by applicable Data Protection Law to which the Provider is subject (in which case, the Provider shall, to the extent permitted by applicable Data Protection Law, inform the Recipient of that legal requirement before the Provider responds to the request).

(c) Each Provider shall notify the Recipient (as Controller) without undue delay upon the Provider becoming aware of unauthorized access to, or other security breach, affecting the Recipient’s Personal Data and providing the Recipient with sufficient information to allow the Recipient to meet any obligations to report or inform data subjects of the incident as required under the Data Protection Laws. Each Provider shall cooperate with the Recipient and take such reasonable commercial steps as are directed by the Recipient to assist in the investigation, mitigation and remediation of each such incident.

(d) Further obligations of the Provider regarding the Processing of Personal Data in connection with the provision of the Services will be mutually agreed between the Parties in a separate Data Processing and Transfer Agreement (the “DPA”) between the Parties. To the extent there are any conflicts between this Section 3.3 and the DPA, the DPA shall govern.

3.4 Migration. Upon Recipient’s reasonable advance notice to Provider, Provider shall provide reasonable assistance during normal business hours to Recipient in connection with the transfer of the Services and related data from the Provider Systems to the Recipient Systems or the systems of the Recipient’s designee. Such transition assistance may include providing information regarding the specific Services being provided and the Provider Systems, data formats and data organization being used for the applicable Services, coordination and other reasonable assistance, including test runs of replacement systems and processes and other reasonable access to relevant information. Each Party shall bear its own costs and expenses related to any such migration and assistance required to be provided by Provider under this Section 3.4, except that Recipient shall reimburse Provider for its documented out-of-pocket costs and expenses in connection therewith. For the avoidance of doubt, in accordance with Section 9.16, this Section 3.4 shall not supersede any provision of the Separation Agreement and in the event of a conflict between the Separation Agreement and this Section 3.4, the Separation Agreement shall govern.

3.5 Cooperation. It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed-upon levels in accordance with all of the terms and conditions of this Agreement. The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient (including repairs and maintenance Services and the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services); provided, however, that this Section 3.5 shall not require (a) either Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed in writing by the Parties and (b) such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries.

3.6 Reliance. It is understood that each Provider (or a Third-Party Provider) shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by a Recipient in connection with this Agreement. Each Provider (or a Third-Party Provider) shall not be liable for any impairment of any Service caused by its not receiving the information, materials or access required by Section 3.2, either timely or at all, or by its receiving inaccurate or incomplete information from an applicable Recipient that is required or reasonably requested regarding that Service.

ARTICLE IV

COSTS AND DISBURSEMENTS

4.1 Costs and Disbursements.

(a) Except as otherwise provided in this Agreement or in the Schedules to this Agreement, a Recipient of Services (or its designee) shall pay to the Provider of such Services (or its designee) a monthly fee for the Services (or category of Services, as applicable) (each fee constituting a “Service Charge,” and, collectively, “Service Charges”) as listed on the Schedules hereto. Except as otherwise set forth on the Schedules hereto, all Service Charges shall be exclusive of any Taxes (responsibility for which shall be governed by Section 4.2).

(b) During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) may increase to the extent of: (i) any increases mutually agreed to by the Parties, (ii) any Service Charges applicable to any Additional Services, Service Increases or New Services and (iii) subject to the terms and conditions of this Agreement, any increase in the rates or charges imposed by a Third-Party Provider that is providing Services. Together with any monthly invoice for Service Charges and Reimbursement Charges, the Provider shall provide the Recipient with reasonable documentation to support the calculation of such Service Charges or any Reimbursement Charges.

(c) Each Recipient shall reimburse the applicable Provider for reasonable out-of-pocket costs and expenses incurred by such Provider or its Affiliates in connection with providing the Services (including reasonable travel-related expenses) (each such cost or expense, a “Reimbursement Charge,” and, collectively, “Reimbursement Charges”); provided, however, that any such cost or expense that is materially inconsistent with historical practice between the Parties for any Service (including business travel and related expenses) shall require advance approval of the Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to the applicable Recipient in accordance with the applicable Provider’s then-applicable business travel policies.

(d) The Service Charges and Reimbursement Charges due and payable hereunder shall be invoiced and paid in the currency of the jurisdiction in which such Services are provided as set forth on the Schedules hereto, unless the Parties otherwise agree. Except as otherwise agreed by the Parties, on a monthly basis, each Provider shall prepare an invoice for such fiscal month to each applicable Recipient to which such Provider provided Services (or its designee) noting, in reasonable detail, the Service Charges and Reimbursement Charges owed to it by such Recipient. The Recipient shall pay the amount of the Service Charges and Reimbursement Charges set forth in such invoice by wire transfer (or such other method of payment as may be agreed between the Parties) to the applicable Provider (or its designee) within sixty (60) days of the receipt of each such invoice. In the absence of a timely notice of billing dispute in accordance with the provisions of Article VIII of this Agreement, if the applicable Recipient fails to pay such amount by the due date, the applicable Recipient shall be obligated to pay to the applicable Provider, in addition to the amount due, interest at an annual default interest rate of eight percent (8%), or the maximum legal rate, whichever is lower (the “Interest Payment”), accruing from the date the payment was due up to the date of actual payment. In the event of any billing dispute, the applicable Recipient shall promptly pay any undisputed amount. The Parties may agree to net billing or other offsetting arrangements with respect to any amounts payable hereunder or under the MSA or any other Ancillary Agreement.

(e) The Recipient shall timely pay the full amount of Service Charges and Reimbursement Charges and shall not set off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient except for any net billing arrangements agreed to by the Parties pursuant to Section 4.1(d).

(f) Subject to the confidentiality provisions set forth in Section 9.2, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) days’ prior written notice from the other Party, any information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by a Third-Party Provider, including any applicable invoices, agreements documenting the arrangements between such Third-Party Provider and the Provider and other supporting documentation; provided, however, that each Party shall make no more than one such request during any calendar month. The requesting Party shall promptly reimburse the other Party for any reasonable, documented, out-of-pocket costs incurred in connection with providing such requested information.

4.2 Tax Matters. Without limiting any provisions of this Agreement, the Recipient shall be responsible for and shall pay any and all excise, sales, use, value-added, goods and services, transfer, stamp, documentary, filing, recordation and other similar Taxes, in each case, imposed or, payable with respect to, or assessed as a result of the provision of Services by the Provider or any fees or charges (including any Service Charges) payable by the Recipient pursuant to this Agreement (collectively, “Non-Income Taxes”). The Party required to account for such Non-Income Tax shall provide to the other Party appropriate tax invoices and, if applicable, evidence of the remittance of the amount of such Non-Income Tax to the relevant Governmental Authority. The Parties shall use commercially reasonable efforts to minimize Non-Income Taxes and obtain any refund, return, rebate or the like of any Non-Income Tax, including by filing any necessary exemption or other similar forms, certificates or other similar documents, in each case, to the extent legally permissible. The Recipient shall promptly reimburse the Provider for any Third-Party Provider out-of-pocket costs incurred by the Provider or its Affiliates in connection with the Provider obtaining a refund or credit of any Non-Income Tax for the benefit of the Recipient.

ARTICLE V

STANDARD FOR SERVICE

5.1 Standard for Service.

(a) The Provider agrees (i) to perform the Services in a manner that is substantially similar in all material respects to which the same or similar services were performed by or on behalf of the Provider during the Service Baseline Period or, if not so previously provided, then substantially similar in all material respects to those which are applicable to similar services provided to the Provider’s Affiliates or other business components; and (ii) upon receipt of written notice from the Recipient identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of such Service in a manner that is substantially similar in all material respects to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services during the Service Baseline Period. The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 5.1 so long as the applicable Provider complies with the foregoing clause (ii).

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent the manner of such performance would constitute a violation of applicable Law or any existing contract or agreement with a third party. If the Provider is or becomes aware of any restriction on the Provider by an existing contract with a third party that would restrict the nature, quality, standard of care or service levels applicable to delivery of the Services to be provided by the Provider to the Recipient, the Provider shall use commercially reasonable efforts to promptly notify the Recipient of any such restriction. The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required under any existing contract or agreement with a third party to allow the Provider to perform or cause to be performed any Service in accordance with the standards set forth in this Section 5.1. Any out-of-pocket costs and expenses incurred by either Party in connection with obtaining any such third-party consent that is required to allow the Provider to perform or cause to be performed any Service shall be solely the responsibility of the Recipient. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required third-party consent, or the performance of such Service by the Provider would continue to constitute a violation of applicable Laws, the Provider shall use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 5.1 that would apply absent the exception provided for in the first sentence of this Section 5.1(b).

5.2 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT ALL SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND EACH PROVIDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE

SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

5.3 Compliance with Laws and Regulations. Each Party shall be responsible for its own compliance and its Third-Party Providers’ compliance with any and all Laws applicable to its performance under this Agreement. No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.

ARTICLE VI

LIMITED LIABILITY AND INDEMNIFICATION

6.1 Consequential and Other Damages. Notwithstanding anything to the contrary set forth in the Separation Agreement or this Agreement, the Provider shall not be liable to the Recipient or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or non-performance by the Provider (including any Affiliates and Representatives of the Provider and any unaffiliated third-party providers, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of customers, and the Recipient hereby waives on behalf of itself, its Subsidiaries and its Representatives any claim for such damages.

6.2 Limitation of Liability. The Liabilities of each Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the total aggregate Service Charges (excluding any Reimbursement Charges) actually paid or payable to such Provider (together with the other Providers that are members of such Provider’s Group) by the Recipient (together with the other Recipients that are members of such Recipient’s Group) pursuant to this Agreement.

6.3 Obligation to Re-perform; Liabilities. In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall promptly correct in all material respects such error, defect or breach or to perform again in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider. The remedy set forth in this Section 6.3 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement. Any request for re-performance in accordance with this Section 6.3 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such error, defect or breach becomes apparent or should have reasonably become apparent to the Recipient. This Section 6.3 shall survive any termination of this Agreement.

6.4 Release and Recipient Indemnity. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation Agreement, this Agreement or any other Ancillary Agreement, subject to Section 6.1, each Recipient hereby releases the applicable Provider and its Affiliates and Representatives (each, a “Provider Indemnified Party”), and each Recipient hereby agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against any and all Liabilities arising from, relating to or in connection with (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clauses (a) and (b), except to the extent that such Liabilities arise out of the applicable Provider Indemnified Party’s gross negligence, willful misconduct or fraud.

6.5 Provider Indemnity. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation Agreement, this Agreement or any other Ancillary Agreement, subject to Section 6.1, each Provider hereby agrees to indemnify, defend and hold harmless the applicable Recipient and its Affiliates and Representatives (each, a “Recipient Indemnified Party”), from and against any and all Liabilities arising from, relating to or in connection with (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clauses (a) and (b), to the extent that such Liabilities arise out of the applicable Provider’s gross negligence, willful misconduct or fraud.

6.6 Indemnification Procedures. The provisions of Article V of the Separation Agreement shall govern claims for indemnification under this Agreement.

6.7 Liability for Payment Obligations. Nothing in this Article VI shall be deemed to eliminate or limit, in any respect, Parent’s or SpinCo’s express obligation in this Agreement to pay Service Charges and Reimbursement Charges for Services rendered in accordance with this Agreement.

6.8 Exclusion of Other Remedies. The provisions of Section 6.3, Section 6.4 and Section 6.5 of this Agreement shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement, except as set forth in Section 9.2.

6.9 Confirmation. Neither Party excludes responsibility for any Liability which cannot be excluded pursuant to applicable Law.

ARTICLE VII

TERM AND TERMINATION

7.1 Term and Termination.

(a) This Agreement shall commence immediately upon the Separation Time and shall terminate upon the earlier to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement or (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof, (i) for any reason or no reason, upon providing at least forty-five (45) days’ prior written notice to the Provider; provided, however, that the Recipient shall pay to the Provider the necessary and reasonable documented out-of-pocket costs incurred in connection with the wind down of such Service other than any employee severance and relocation expenses, but including unamortized license fees and costs for equipment used to provide such Service, contractual obligations under agreements used to provide such Service, any breakage or termination fees and any other termination costs payable by the Provider with respect to any resources or pursuant to any other third-party agreements that were used by the Provider to provide such Service (or an equitably allocated portion thereof, in the case of any such equipment, resources or agreements that also were used for purposes other than providing Services); or (ii) at any time upon prior written notice to the Provider of such Services if the Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue uncured for a period of twenty (20) days after receipt by the Provider of written notice of such failure from the Recipient.

A Provider may terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement with respect to such Service, including making payment of Service Charges when due, and such failure shall continue uncured for a period of ten (10) days after receipt by the Recipient of a written notice of such failure from the Provider. In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on the applicable Schedules and agree that, if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 7.1(b)(i), then the Parties shall negotiate in good faith to amend the Schedule relating to such affected continuing Service, which amendment shall be consistent with the terms of, and the pricing methodology used for, comparable Services.

(c) In connection with any Service, if the Recipient reasonably determines that it will require such Service to continue beyond the date on which such Service is scheduled to terminate, the Recipient may request that the Provider extend such Service (any such extension, a “Service Extension”) for a specified period beyond the scheduled termination of such Service (which period shall in no event end later than the date that is the one (1)-year anniversary of the date the Service in question was initially scheduled to terminate) by written notice to the Provider no less than forty-five (45) days prior to the date of such scheduled termination, and the Parties shall use commercially reasonable efforts to comply with such Service Extension; provided, that the Provider shall not be obligated to provide such Service Extension (x) if a third-party consent is required and cannot be obtained by the Provider, (y) despite the use of commercially reasonable efforts, the Provider would be unable to provide such Service without significant disruption to its businesses, unreasonable expenditure of time (relative to the time required to provide such Service during the initial Service period) or unreimbursed costs, or (z) there are interdependencies among such Service and any other Services for which the Service period will expire prior to the end of such extension, and such interdependencies cannot be addressed despite good-faith negotiations between the Parties. In connection with any request for Service Extensions in accordance with this Section 7.1(c), the Parent Services Manager and the SpinCo Services Manager shall in good faith (1) negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service (provided, that the applicable Service Charge for each such Service Extension shall be increased during the duration of the Service Extension at the percentage rate(s) set forth in Exhibit I), and (2) determine the costs and expenses (other than Service Charges), if any, that would be incurred by the Provider or the Recipient, as the case may be, in connection with the provision of such Service Extension, which costs and expenses shall be borne solely by the Party requesting the Service Extension. Each amended Schedule to implement a Service Extension, as agreed in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any Services provided pursuant to such Service Extensions shall be deemed “Services” provided under this Agreement, in each case, subject to the terms and conditions of this Agreement.

7.2 Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for the (a) Service Charges and Reimbursement Charges owed and payable in respect of Services provided prior to the effective date of termination and (b) any applicable charges described in Section 7.1(b), which charges shall be payable only in the event that the Recipient terminates any Service pursuant to Section 7.1(b). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VI (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), Article VII, Article IX and all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Reimbursement Charges and any applicable charges payable pursuant to Section 7.1(b), shall continue to survive indefinitely.

7.3 Force Majeure.

(a) Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall use commercially reasonable efforts to remove any such causes and resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b) During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider with respect to such Service(s) and, in the event a Force Majeure shall continue to exist for more than thirty (30) consecutive days, permanently terminate such Service(s), it being understood that Recipient shall not be required to provide any advance notice of such termination to Provider or pay any charges in connection therewith. The Recipient shall be relieved of the obligation to pay Service Charges for the affected Service(s) throughout the duration of such Force Majeure.

ARTICLE VIII

DISPUTE RESOLUTION

8.1 Dispute Resolution.

(a) In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), Parent and SpinCo agree that the Parent Services Manager and the SpinCo Services Manager (or such other persons as Parent and SpinCo may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of Parent and SpinCo within fifteen (15) days after the initial written notice of the Dispute (or after such longer period as the Parties may agree), then such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VIII of the Separation Agreement; provided, however, that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

(b) In any Dispute regarding the amount of a Service Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 8.1(a), and it is determined that the Service Charge that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Service Charge should have been, then (i) if it is determined that the Recipient has overpaid the Service Charge, the Provider shall within five (5) business days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by the Recipient to the time of reimbursement by the Provider; and (ii) if it is determined that the Recipient has underpaid the Service Charge, the Recipient shall within five (5) business days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by the Recipient to the time of payment by the Recipient.

ARTICLE IX

GENERAL PROVISIONS

9.1 No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party as an agent of an unaffiliated party in the conduct of such other party’s business. A Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, national, state, local or foreign.

9.2 Treatment of Confidential Information.

(a) The Parties shall not, and shall cause all other Persons providing Services or having access to information of the other Party that is known to such Party as confidential or proprietary (the “Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that the Confidential Information may be used by such Party to the extent that such Confidential Information has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective Representatives or (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves bound by a confidentiality obligation; provided, further, that each Party may disclose Confidential Information of the other Party, to the extent not prohibited by applicable Law: (A) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (B) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (C) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, but in any event no less than a reasonable degree of care and each Party shall, and shall cause its respective Representatives to, comply, consistent with past practices, with applicable privacy and data security Laws in the provision or receipt of Services.

(c) Each Party shall be liable for any failure by its respective Representatives to comply with the restrictions on use and disclosure of Confidential Information contained in this Agreement.

(d) Each Party shall comply with all applicable local, state, national, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services under this Agreement.

9.3 Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

9.4 Notices. Except with respect to routine communications by the Parent Services Manager, SpinCo Services Manager, Parent Local Services Manager and SpinCo Local Services Manager under Section 2.7, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.4):

If to Parent, to:

Bausch Health Companies Inc.

2150 St. Elzéar Blvd. West

Laval, Québec, Canada H7L 4A8

Attention: General Counsel

E-mail:       [*****]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Igor Kirman

                 Mark F. Veblen

Facsimile: [*****]

Email:        [*****]

If to SpinCo, to:

Bausch + Lomb Corporation

400 Somerset Corporate Blvd

Bridgewater, NJ 08807 USA

Attention: General Counsel

E-mail: [*****]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Igor Kirman

                 Mark F. Veblen

Facsimile: [*****]

Email:       [*****]

A Party may, by notice to the other Party, change the address to which such notices are to be given.

9.5 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

9.6 Entire Agreement. This Agreement, the Separation Agreement and any other Ancillary Agreements, and the Exhibits, Schedules and appendices hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation Agreement and any other Ancillary Agreements together govern the arrangements in connection with the Separation, the IPO, the Arrangement and the Distribution and would not have been entered independently.

9.7 No Third-Party Beneficiaries. Except as provided in Article VI with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Parent or SpinCo, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.8 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

9.9 Amendment. No provisions of this Agreement, including any Schedules to this Agreement, shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

9.10 Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

9.11 Rules of Construction. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” need not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (i) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” and “the date of this Agreement” and words of similar import shall all be references to March 30, 2022; and (j) the word “extent” and the phrase “to the extent” shall mean the degree (if any) to which a subject or other thing extends, and such word or phrase shall not merely mean “if”.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

9.13 Assignability; Change of Control.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (including, for clarity, AmalCo and the Resulting Entity); provided that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing but subject to Section 9.13(b), no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement, the Separation Agreement and the other Ancillary Agreements (except as may be otherwise provided in any such other Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement, the Separation Agreement and all other Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

(b) To the extent legally permissible, SpinCo shall notify Parent in writing at least ninety (90) calendar days prior to the completion of any SpinCo Change of Control. In the event of a SpinCo Change of Control, notwithstanding anything to the contrary herein, Parent shall be entitled to terminate this Agreement, in whole or in part, without any penalty, liability or further obligation with forty-five (45) calendar days’ prior written notice to SpinCo.

9.14 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of either Parent or SpinCo or their Affiliates shall have any liability for any obligations or liabilities of Parent or SpinCo, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

9.15 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

9.16 Ancillary Agreements. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Separation Agreement, the terms of this Agreement shall control with respect to the subject matter addressed by this Agreement to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the terms of this Agreement or the Separation Agreement, the Arrangement Agreement or any other Specified Ancillary Agreement, on the one hand, and any Transfer Document, on the other hand, including with respect to the allocation of Assets and Liabilities as among the Parties or the members of their respective Groups, this Agreement, the Separation Agreement, the Arrangement Agreement or such Specified Ancillary Agreement shall control.

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IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be executed by their duly authorized representatives as of the date first written above.

BAUSCH HEALTH COMPANIES INC.

By:	/s/ Thomas J. Appio
Name:	Thomas J. Appio
Title:	Chief Executive Officer, Pharma Business

BAUSCH + LOMB CORPORATION

By:	/s/ Joseph C. Papa
Name:	Joseph C. Papa
Title:	Chief Executive Officer

[Signature Page to Transition Services Agreement]